Exhibit 99.1


   GSI Technology, Inc. Announces First-Quarter Fiscal 2008 Results

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Aug. 2, 2007--GSI Technology, Inc. (Nasdaq:GSIT) today announced financial results for its first fiscal quarter ended June 30, 2007. For the quarter, the Company earned net income of $1.1 million, or $0.04 per diluted share, on revenues of $11.3 million, compared to net income of $2.1 million, or $0.09 per diluted share, on revenues of $14.0 million in the comparable period a year ago. Diluted earnings per share for the quarter ended June 30, 2007 includes the impact of the Company's issuance of 6,131,111 new shares in its initial public offering that closed on April 3, 2007.

    According to Lee-Lean Shu, president and chief executive officer, "The lower-than-anticipated first-quarter revenues were principally due to overall weakness in the telecommunications segment of the network equipment market resulting in decreased orders from our distributors as they, and a number of our OEM customers who buy from them, adjusted their inventories. In addition, direct and indirect sales to Cisco Systems, our largest customer, were down approximately 14% from the previous quarter due, in part, to the continued impact of the implementation of its lean manufacturing program. During the quarter, Cisco Systems' contract manufacturers further curtailed their purchases of our products as they continued to work against their existing inventories."

    Gross margin was 39.1% compared to 36.8% in the prior quarter and 39.9% a year ago. "Despite disappointing revenues, we were pleased that our gross margin improved substantially over the previous quarter," said Shu. "The sequential improvement in gross margin reflects a shift in product mix toward a larger percent of higher price, higher density products."

    Operating margin was 9.7% compared to 15.6% in the prior quarter and 21.3% a year ago. The decline was due primarily to an increase in selling, general and administrative expenses -- to $2.2 million from $1.8 million last quarter -- attributable to a variety of factors, including increases in outside accounting fees, legal fees, insurance costs and consulting expenses, most of which were related to GSI Technology becoming a public company.

    Total stock-based compensation costs for the first quarter were $387,000 compared to $406,000 in the fourth quarter of 2007.

    Inventory decreased from $24.2 million at March 31, 2007 to $21.1 million at June 30, 2007 due to a reduced level of wafer purchases in the first quarter compared to the two prior quarters.

    At June 30, 2007, the Company had $42.8 million in cash, cash equivalents and short-term investments, $64.6 million in working capital, and shareholders' equity of $70.2 million.

    Regarding the outlook for the quarter ending September 30, 2007, Mr. Shu said, "Although forecasting revenues is difficult, we currently expect second quarter net revenues to be in the range of $12.5 million to $13.5 million, with gross margins comparable to the first quarter. We expect net income to be in the range of $1.4 million to $1.6 million, or approximately $0.04 to $0.05 per diluted share, based on approximately 29,100,000 shares. Initial results early in the quarter suggest that demand for our core products is strengthening. We also expect Cisco Systems business to improve in the second quarter, although we do not expect a return to historical levels this quarter."

    About GSI Technology

    Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

    Conference Call

    GSI Technology plans to review its financial results for the first quarter of its fiscal year ending March 31, 2008 and discuss its current business outlook during a conference call for investors at 4:30 p.m. EDT (1:30 p.m. PDT) today, August 2, 2007. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time. For those unable to attend, these web sites will archive the call.

    Forward-Looking Statements

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.


                         GSI TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (Unaudited)



                                               Three Months Ended
                                           ---------------------------
                                           June 30, March 31, June 30,
                                             2007     2007      2006
                                           -------- --------- --------

Net Revenue                                 $11,305   $13,979  $13,973
Cost of goods sold                            6,886     8,829    8,395
                                           -------- --------- --------

Gross profit                                  4,419     5,150    5,578
                                           -------- --------- --------

Operating expenses:

 Research & development                       1,132     1,195    1,287
 Selling, general and administrative          2,187     1,768    1,318
                                           -------- --------- --------
        Total operating expenses              3,319     2,963    2,605
                                           -------- --------- --------

Operating income                              1,100     2,187    2,973

Interest and other income, net                  465       187      185
                                           -------- --------- --------

Income before income taxes                    1,565     2,374    3,158
Provision for income taxes                      511       958    1,048
                                           -------- --------- --------
Net income                                  $ 1,054   $ 1,416  $ 2,110
                                           ======== ========= ========


Earnings per share, basic                   $  0.04   $  0.19  $  0.30
Earnings per share, diluted                 $  0.04   $  0.06  $  0.09

Weighted-average shares used in computing per share amounts:

Basic                                        27,133     6,300    6,181
Diluted                                      28,790    23,063   22,642


Stock based compensation included in the Condensed Consolidated
 Statement of Operations:

                                            Three Months Ended
                                    ----------------------------------
                                      June 30,    March 31,  June 30,
                                        2007         2007      2006
                                    ------------- ---------- ---------

Cost of goods sold                           $ 85       $ 73      $ 19
Research & development                        128        144        47
Selling, general and administrative           174        189        45
                                    ------------- ---------- ---------
                                             $387       $406      $111
                                    ============= ========== =========


                         GSI TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                          June 30, 2007 March 31, 2007
                                          ------------- --------------
Cash and cash equivalents                     $ 15,287         $ 4,275
Short-term investments                          27,483           4,000
Inventory                                       21,100          24,209
Other current assets                             7,985          11,686
Net property and equipment                       4,832           4,745
Other assets                                     1,027             995
                                          ------------  --------------
Total assets                                  $ 77,714         $49,910
                                          ============  ==============

Current liabilities                           $  7,230         $11,171
Long-term liabilities                         $    284
Redeemable convertible preferred stock               -           9,007
Stockholders' equity                            70,200          29,732
                                          ------------  --------------
Total liabilities and stockholders'
 equity                                       $ 77,714         $49,910
                                          ============  ==============


    CONTACT: GSI Technology, Inc.
             Douglas M. Schirle
             Chief Financial Officer
             408-980-8388
             or
             Silverman Heller Associates
             Philip Bourdillon/Gene Heller
             310-208-2550